Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Trustees
Pebblebrook Hotel Trust:
     We consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-173468) and the Registration Statement on Form S-8 (File No. 333-163168) of Pebblebrook Hotel Trust of our report dated May 26, 2011, with respect to the balance sheets of W Boston Hotel as of December 31, 2010 and 2009, and the related statements of operations, owner’s equity in hotel and cash flows for the year ended December 31, 2010 and for the period from October 29, 2009 (commencement of operations) through December 31, 2009, which report appears in the Current Report on Form 8-K of Pebblebrook Hotel Trust dated June 3, 2011.
/s/ KPMG LLP
McLean, Virginia
June 3, 2011